This document is a translation of the original document which is written in Chinese.

Exhibit 10.3

Chinese Revolver

Approved to extend RMB 200 million existing credit to Meadville Group, among which RMB 130 million is for Shanghai Meadville Electronics Co., Ltd. whose 12-class risk classification before the extension of the credit is normal Class 3 and RMB 70 million is for Shanghai Kaiser Electronics Co., Ltd., whose 12-class risk classification before the extension of the credit is normal Class 3. The details of the plan are as follows.

(One) Credit plan: 1. Line of credit RMB 200 million. 2. Credit period: 1 year. 3. Management model: centralized extension of credit and credit quota. 4. Purpose of the credit: for the purchase of raw materials and for day-to-day operation. 5. Credit type: short- and mid-term working capital loan in domestic and foreign currency; short-term credits such as trade financing, banker’s acceptance, domestic or foreign letter of credit within 180 days (including 180 days), non-financial guarantee etc. 6. Type of guarantee: credit. Security deposit can be waived for businesses involving deposit. 7. Interest rate and fee: execute in accordance with our bank’s current policy and subject to the approval from authorized departments. 8. Credit allocation: (1) RMB 130 million for Shanghai Meadville Electronics Co., Ltd. (2) RMB 70 million for Shanghai Kaiser Electronics Co., Ltd. The full amount of the line of credit under this credit extension plan can be used revolvingly. This line of credit is only for short-term credit.

(Two) Credit extension conditions: 1. Before the use of the credit, it is a must to obtain approval from authorized departments regarding the type of credit and reduction/waiver of deposit. 2. The use of the credit should strictly comply with regulations for the individual business type, i.e. working capital loan cannot be used for the construction of fixed assets or foreign investment etc. 3. Make sure that the credit user meets our bank’s conditions for credit extension if the loan is given in the form of credit. 4. The total credit amount should match the company’s revenue size. Use other credit types other than working capital loan first. 5. The actual amount from various non-low risk credit business contracts shall not exceed the line of credit.

(Three) Management requirement: 1. Watch the company’s operation and financial standing closely, investigate and analyze account receivable age and the items. Urge the company to strengthen the collection of receivables to prevent unreasonable use. 2. Customer service departments shall stay informed of the profit allocation between the two companies. 3. The use of credit under the approved credit line shall strictly comply with our bank’s individual business administrative measures, use of credit administrative measures and relevant foreign exchange control policies. More rigorously review the documentation in relation to the foreign exchange settlement between the related parties; verify the authenticity of the trade. The use of the loan must comply with regulations. 4. Watch closely the day-to-day capital dealings between the company and the related companies under the same group. Verify the background of the trade. Suggest using trade financing products first. Our bank’s loan cannot be used for related parties, or fixed asset construction or foreign equity investment. 5. Customer service departments shall stay informed of the operations of the company and the Group. Pay attention to risk volidity in the electronic industry. Stay informed of the Group’s overall strategy and industry risk of the downstream end product industries. In the event of operation deterioration or the occurrence of factors detrimental to the safety of the credit extended by our bank, we should be alert and take relevant measures. 6. Watch the development of the global PCB industry closely, especially the industry strategy implemented by the overseas controller and effectiveness of their strategy and conduct a comprehensive analysis with consideration of the operation performance of the credit receiver. 7. Watch Reminbi exchange rate risk, domestic labor cost upside risk and international export environment risk. 8. Request that the company’s settlement cash flow be monitored by our bank and match it with the credit balance of our bank to ensure sufficient source of repayment funds.